EXHIBIT 23.3




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement on Form S-11, of our reports dated November 14, 2005 relating to the financial statements of Holmes Funding Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2) and Holmes Financing (No. 9) PLC, and our reports dated June 17, 2005 relating to the financial statements of Holmes Funding Limited and Holmes Financing (No. 9) PLC, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Experts" in such Prospectus.

Deloitte & Touche LLP
London, United Kingdom
November 14, 2005